Exhibit 99.1

Old Point Releases Second Quarter 2022 Results

Hampton, VA, July 26, 2022 (PRNewswire) – Old Point Financial Corporation (the Company or Old Point) (NASDAQ "OPOF") reported net income of $1.9 million and earnings per diluted common share of $0.37 for the second quarter of 2022 compared to net income of $1.8 million and earnings per diluted common share of $0.35 for the second quarter of 2021. Net income for the six months ended June 30, 2022 and 2021 was $3.9 million, or $0.76 earnings per diluted common share, and $4.9 million, or $0.93 earnings per diluted common share, respectively.

Robert Shuford, Jr., Chairman, President and CEO of the Company and Old Point National Bank (the Bank) said, “Second quarter results validate Old Point’s strategy to grow our talent in lending and wealth management, producing a 9% increase in top line revenue generation over the first quarter 2022 level. We effectively deployed excess cash into loans and investments, providing a substantial improvement to our net interest margin compared to the first quarter of 2022, which is expected to continue on an upward glidepath as interest rates increase. We believe we are well positioned with strong asset quality and capital levels to continue executing on our strategic initiatives.”

Highlights of the second quarter and first six months are as follows:

•
Net loans held for investment grew $70.7 million from December 31, 2021.  PPP loans outstanding were $3.3 million at June 30, 2022 compared to $19.0 million and $60.3 million at December 31, 2021 and June 30, 2021, respectively.  Loans held for investment, (net of deferred fees and costs), excluding PPP (non-GAAP), grew $86.5 million, or 10.5%, to $911.0 million, from December 31, 2021 and $138.6 million, or 18.0%, from June 30, 2021.

•
Average earning assets of $1.2 billion for the quarter and six months ended June 30, 2022 grew $54.1 million, or 4.6%, and $74.8 million, or 6.4%, compared to the prior year comparative periods, respectively.

•
Provision for loan losses of $570 thousand was recognized for the second quarter of 2022, compared to $101 thousand for the first quarter of 2022 and no provision for the second quarter of 2021. The increase in provision expense during the second quarter of 2022 was primarily driven by increases in net loans held for investment.  For the six months ended June 30, 2022 and 2021, the provision for loan losses was $671 thousand and $150 thousand, respectively.

•
Net interest margin (NIM) improved to 3.36% in the second quarter of 2022, increasing from 3.14% in the first quarter of 2022 and 3.10% in the second quarter of 2021.  NIM on a fully tax-equivalent basis (FTE) (non-GAAP) improved to 3.38% in the second quarter of 2022 from 3.16% in the linked quarter and 3.12% in the second quarter of 2021.

•
Net interest income was $10.3 million for the second quarter of 2022, increasing $684 thousand, or 7.1%, from $9.6 million for the prior quarter and $1.2 million, or 13.3%, from $9.1 million for the second quarter of 2021.  For the six months ended June 30, 2022 and 2021, net interest income was $20.0 million and $19.3 million, respectively.

•
Net PPP fees of $213 thousand were recognized in the second quarter of 2022 compared to $408 thousand in the first quarter of 2022 and $449 thousand in the second quarter of 2021. Net PPP fees recognized for the first six months of 2022 decreased $621 thousand from $2.0 million for the comparative 2021 period.

For more information about financial measures that are not calculated in accordance with GAAP, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures” below.

Balance Sheet and Asset Quality
Total assets of $1.3 billion as of June 30, 2022 decreased by $23.3 million from December 31, 2021. Net loans held for investment increased $70.7 million, or 8.5% from December 31, 2021 to $904.4 million at June 30, 2022. Loans held for investment, excluding PPP, (non-GAAP) grew 10.5%, or $86.5 million, driven by loan growth in the following segments: commercial real estate of $16.7 million, construction, land development, and other land loans of $6.3 million, residential real estate of $44.0 million, and indirect automobile of $19.4 million. Securities available for sale, at fair value, increased $5.0 million from December 31, 2021 to $239.4 million at June 30, 2022.

Total deposits of $1.2 billion as of June 30, 2022 decreased $4.1 million, or 0.3%, from December 31, 2021. Noninterest-bearing deposits increased $12.7 million, or 3.0%, savings deposits decreased $6.4 million, or 1.1%, and time deposits decreased $10.4 million, or 6.2%.

The Company’s total stockholders’ equity at June 30, 2022 decreased $19.7 million, or 16.3%, from December 31, 2021 to $101.2 million. The decrease was related to unrealized losses in the market value of securities available for sale, which are recognized as a component of accumulated other comprehensive (loss) income, and the repurchase of 199,095 shares, for an aggregate purchase price of $5.0 million during the first six months of 2022, under the Company’s share repurchase program authorized in October 2021. The decline in market value for the securities available for sale during the first six months of 2022 was a result of rising market interest rates.  The Company does not expect these unrealized losses to affect the earnings or regulatory capital of the Company or its subsidiaries. The Bank remains well capitalized with a Tier 1 Capital ratio of 12.65% at June 30, 2022 as compared to 12.57% at December 31, 2021. The Bank’s leverage ratio was 9.27% at June 30, 2022 as compared to 9.09% at December 31, 2021.

NPAs totaled $4.6 million as of June 30, 2022 compared to $4.8 million as of March 31, 2022 and $2.4 million at June 30, 2021. NPAs as a percentage of total assets was 0.35% at June 30, 2022, compared to 0.36% at March 31, 2022 and 0.19% at June 30, 2021. Non-accrual loans were $4.1 million at June 30, 2022, a decrease from $4.2 million at March 31, 2022 and an increase from $1.4 million at June 30, 2021. Loans past due 90 days or more and still accruing interest decreased $59 thousand to $565 thousand at June 30, 2022 from $624 thousand at March 31, 2022 and decreased $428 thousand from $1.0 million at June 30, 2021. Of the loans past due 90 days or more at June 30, 2022, approximately $143 thousand were government-guaranteed student loans.

The Company recognized a provision for loan losses of $570 thousand during the second quarter of 2022 compared to $101 thousand during the first quarter of 2022, due primarily to increases in net loans held for investment.  No provision was recognized during the second quarter of 2021. The allowance for loan and lease losses (ALLL) was $9.9 million at June 30, 2022 compared to $9.5 million at both March 31, 2022 and June 30, 2021. The ALLL as a percentage of loans held for investment was 1.08% at June 30, 2022 compared to 1.11% at March 31, 2022 and 1.14% at June 30, 2021. Excluding PPP loans, the ALLL as a percentage of loans held for investment (non-GAAP) was 1.09% at June 30, 2022, 1.12% at March 31, 2022, and 1.23% at June 30, 2021. The decrease in the ALLL as a percentage of loans held for investment at June 30, 2022 compared to the linked quarter was primarily attributable to: (i) an increase in loans held for investment, excluding PPP loans (non-GAAP); partially offset by (ii) continued improvement in historical qualitative loss rates; and (iii) a reduction of certain qualitative factor adjustments related to the COVID-19 pandemic. Quarterly annualized net charge offs as a percentage of average loans outstanding was 0.09% for the second quarter of 2022, compared to 0.21% for the first quarter of 2022 and 0.09% for the second quarter of 2021. As of June 30, 2022, asset quality remains very strong with no significant changes in the overall credit quality of the loan portfolio.  Management believes the level of the allowance for loan losses is sufficient to absorb losses in the loan portfolio; however, if elevated levels of risk are identified such as further challenges to economic conditions in our markets, including due to the impacts of inflation, or loan performance deterioration that could result in elevated delinquencies or net charge-offs, provision for loan losses may increase in future periods.

Net Interest Income
Net interest income for the second quarter of 2022 was $10.3 million, an increase of $684 thousand, or 7.1%, from the prior quarter and $1.2 million, or 13.3%, from the second quarter of 2021. The increase from the prior-year comparative quarter was due primarily to growth in higher yielding loans and investments funded by lower yielding cash, and higher average yields on higher earning asset balances, due to the effect of rising market interest rates. For the six months ended June 30, 2022 and 2021, net interest income was $20.0 million and $19.3 million, respectively. The increase from the prior-year comparative period was impacted by higher average earning assets at lower average earning yields, driven primarily by accelerated recognition of net deferred fees related to PPP forgiveness at a lower volume during 2022, partially offset by higher average-interest bearing liabilities at lower average rates.

The Net Interest Margin (NIM) for the second quarter of 2022 was 3.36%, an increase from 3.14% for the linked quarter and 3.10% for the prior year quarter. On a fully tax-equivalent basis (FTE) (non-GAAP), NIM was 3.38% for the second quarter of 2022, up from 3.16% for the first quarter of 2022 and 3.12% for the second quarter of 2021.  Average loans increased $45.0 million, or 5.4%, and $36.8 million, or 4.4%, for the second quarter and first six months of 2022 compared to the same periods of 2021.  Average loan yields were higher in the second quarter of 2022 compared to the same period of 2021 due primarily to the effects of rising interest rates. For the first six months of 2022, average loan yields were lower compared to the same period of 2021 due primarily to lower accelerated recognition of deferred fees and costs related to PPP forgiveness partially offset by the effects of rising interest rates during the first six months of 2022. Loan fees and costs related to PPP loans are deferred at time of loan origination, are amortized into interest income over the remaining term of the loans and are accelerated upon forgiveness or repayment of the PPP loans. Net PPP fees of $213 thousand were recognized in the second quarter of 2022 compared to $408 thousand in the linked quarter and $449 thousand in the prior year quarter. Net PPP fees recognized for the first six months of 2022 were $621 thousand, down from $2.0 million for the comparative 2021 period. As of June 30, 2022, unrecognized net PPP fees were $82 thousand. Subordinated debt interest expense also impacted the NIM for the second quarter and first six months of 2022. During the first six months of 2022, market interest rates increased, and the Company is asset sensitive at June 30, 2022 and believes the balance sheet is well positioned for a rising interest rate environment; however, the extent to which rising interest rates will ultimately affect the Company’s NIM is uncertain. For more information about these FTE financial measures, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Noninterest Income
Total noninterest income was $3.5 million for the second and first quarters of 2022, as well as the second quarter of 2021. Increases during the second quarter of 2022 in service charges on deposit accounts, other service charges, commissions and fees, and other operating income were offset by decreases primarily in mortgage banking income compared to the linked quarter. Although fiduciary and asset management fees, service charges on deposit accounts, and other operating income increased compared to the prior year quarter, these increases were also offset primarily by lower mortgage banking income, resulting in essentially flat noninterest income for the second quarter of 2022 when compared to the prior year quarter. Noninterest income for the six months ended June 30, 2022 decreased $657 thousand to $7.0 million compared to the six months ended June 30, 2021, driven primarily by the decrease in mortgage banking income. The decrease in mortgage banking income for the second quarter and first six months of 2022 compared to the respective 2021 periods was due to declines in volume of mortgage originations attributable to changes in mortgage market conditions.

Noninterest Expense
Noninterest expense totaled $11.1 million for the second quarter of 2022 compared to $10.7 million for the first quarter of 2022 and $10.5 million for the second quarter of 2021. The linked quarter increase of $377 thousand was primarily related to increases in salary and benefits and ATM and other losses. The increase over the prior year quarter was primarily driven by increased salary and benefit expense, employee professional development related to recruiting, and ATM and other losses, partially offset by decreased data processing and other operating expenses.  For the six months ended June 30, 2022, noninterest expense increased $710 thousand, or 3.4% over the six months ended June 30, 2021, primarily due to increases in salary and benefits and employee professional development partially offset by decreases in other operating expense. The increase in salary and benefits was driven by lower deferred loan costs partially offset by reductions in commissions and temporary staff expense. The Company is actively assessing major vendor contracts and relationships as part of our efforts to reduce noninterest expense levels and improve operating efficiency.

Capital Management and Dividends
For the second quarter of 2022 the Company declared dividends of $0.13 per share, an increase of 8.3% over dividends of $0.12 per share declared in the second quarter of 2021. The dividend represents a payout ratio of 35.0% of earnings per share for the second quarter of 2022. The Board of Directors of the Company continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

Total equity decreased $19.7 million at June 30, 2022, compared to December 31, 2021, due primarily to unrealized losses in the market value of securities available for sale, which are recognized as a component of accumulated other comprehensive (loss) income, and the repurchase of shares under the Company’s share repurchase program, partially offset by net income. The Company’s securities available for sale are fixed income debt securities, and their decline in market value during the first six months of 2022 was a result of increases in market interest rates. The Company expects to recover its investments in debt securities through scheduled payments of principal and interest and unrealized losses are not expected to affect the earnings or regulatory capital of the Company or its subsidiaries.

The Company has a share repurchase program which was authorized by the Board of Directors in October 2021 to repurchase up to 10% of the Company’s issued and outstanding common stock through November 30, 2022. During the second quarter of 2022, 76,100 shares, for an aggregate purchase price of $1.9 million, of its common stock were repurchased by the Company under this plan.

At June 30, 2022, the book value per share of the Company’s common stock was $19.97, and tangible book value per share (non-GAAP) was $19.60. For more information about non-GAAP financial measures, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Non-GAAP Financial Measures
In reporting the results as of and for the quarter and six months ended June 30, 2022, the Company has provided supplemental financial measures on a tax-equivalent or an adjusted basis. These non-GAAP financial measures are a supplement to GAAP, which is used to prepare the Company’s financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, the Company’s non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies. The Company uses the non-GAAP financial measures discussed herein in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide additional understanding of ongoing operations and enhance comparability of results of operations with prior periods presented without the impact of items or events that may obscure trends in the Company’s underlying performance.  A reconciliation of the non-GAAP financial measures used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is presented below.

Safe Harbor Statement Regarding Forward-Looking Statements - Statements in this press release, including without limitation, statements made in Mr. Shuford’s quotation, which use language such as "believes," "expects," "plans," "may," "will," "should," "projects," "contemplates," "anticipates," "forecasts," "intends" and similar expressions, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the beliefs of Old Point's management, as well as estimates and assumptions made by, and information currently available to, management. These statements are inherently uncertain, and there can be no assurance that the underlying beliefs, estimates, or assumptions will prove to be accurate. Actual results could differ materially from historical results or those anticipated by such statements. Forward-looking statements in this release may include, without limitation: statements regarding strategic business initiatives, including digital and technological strategies, and the future financial impact of those initiatives; future financial performance; future financial and economic conditions and loan demand; performance of the investment and loan portfolios; revenue generation, efficiency initiatives and expense controls; deposit growth; levels and sources of liquidity; future levels of the allowance for loan losses, charge-offs or net recoveries; and levels of or changes in interest rates.

Factors that could have a material adverse effect on the operations and future prospects of Old Point include, but are not limited to, changes in or the effects of: interest rates and yields and their impacts on macroeconomic conditions, customer and client behavior, Old Point’s funding costs and Old Point’s loan and securities portfolio; general economic and business conditions, including higher inflation, slowdowns in economic growth, an increase in unemployment levels, the COVID-19 pandemic, the ongoing conflict between Russia and Ukraine, and the impacts on customer and client behavior; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board and any changes associated with the current administration; the quality or the composition of the loan or securities portfolio and changes therein; an insufficient ALLL; steps the Company takes in response to the pandemic, the severity and duration of the pandemic including the impact of the COVID-19 variants, the speed and efficacy of vaccine and treatment developments, the loosening or tightening of government restrictions, the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein; the effects of the COVID-19 pandemic on, among other things, the Company’s operations, liquidity, and credit quality; potential claims, damages and fines related to litigation or government actions; demand for loan products; future levels of government defense spending, particularly in the Company’s service area; uncertainty over future federal spending or budget priorities, particularly in connection with the Department of Defense, on the Company’s service area; the impact of changes in the political landscape and related policy changes, including monetary, regulatory, and trade policies; unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, geopolitical conflicts (such as the ongoing conflict between Russia and Ukraine) or public health events (such as the COVID-19 pandemic) and governmental and societal responses to the foregoing; changes in the volume and mix of interest-earning assets and interest-bearing liabilities; the effects of management's investment strategy and strategy to manage the net interest margin; the U.S. Government's guarantee of repayment of small business loans purchased by Old Point; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in Old Point's market area; technology; implementation of new technologies; the Company’s ability to develop and maintain secure and reliable electronic systems; any interruption or breach of security in the Company’s information systems or those of the Company’s third party vendors or other service providers; cyber threats, attacks and events; reliance on third parties for key services; the use of inaccurate assumptions in management's modeling systems; the real estate market; accounting principles, policies and guidelines; changes in management; and other factors detailed in Old Point's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2021. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

The Company does not intend or assume any obligation to update, revise or clarify any forward-looking statements that may be made from time to time or on behalf of the Company, whether as a result of new information, future events or otherwise.

Information about Old Point Financial Corporation
Old Point Financial Corporation (Nasdaq: OPOF) is the parent company of Old Point National Bank and Old Point Trust & Financial Services, N.A., which serve the Hampton Roads and Richmond regions of Virginia as well as operate a mortgage loan production office in Charlotte, North Carolina. Old Point National Bank is a locally owned and managed community bank which offers a wide range of financial services from checking, insurance, and mortgage products to comprehensive commercial lending and banking products and services. Old Point Trust is the largest wealth management services provider headquartered in Hampton Roads, Virginia, offering local asset management by experienced professionals. Additional information about the company is available at oldpoint.com.

For more information, contact Laura Wright, Vice President/Marketing Director, at lwright@oldpoint.com or (757) 728-1743.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheets	June 30,	December 31,
(dollars in thousands, except share data)	2022	2021
	(unaudited)
Assets

Cash and due from banks	$18,913	$13,424
Interest-bearing due from banks	67,216	164,073
Federal funds sold	687	10,425
Cash and cash equivalents	86,816	187,922
Securities available-for-sale, at fair value	239,356	234,321
Restricted securities, at cost	1,389	1,034
Loans held for sale	1,325	3,287
Loans, net	904,376	833,661
Premises and equipment, net	31,377	32,134
Premises and equipment, held for sale	1,216	871
Bank-owned life insurance	28,566	28,168
Goodwill	1,650	1,650
Core deposit intangible, net	253	275
Other assets	18,560	14,832
Total assets	$1,314,884	$1,338,155

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$434,249	$421,531
Savings deposits	580,039	586,450
Time deposits	158,706	169,118
Total deposits	1,172,994	1,177,099
Overnight repurchase agreements	4,384	4,536
Federal Reserve Bank borrowings	-	480
Long term borrowings	29,472	29,407
Accrued expenses and other liabilities	6,884	5,815
Total liabilities	1,213,734	1,217,337

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized; 5,064,236 and 5,239,707 shares outstanding (includes 46,092 and 38,435 of nonvested restricted stock, respectively)	25,091	26,006
Additional paid-in capital	17,643	21,458
Retained earnings	74,266	71,679
Accumulated other comprehensive (loss) income, net	(15,850)	1,675
Total stockholders' equity	101,150	120,818
Total liabilities and stockholders' equity	$1,314,884	$1,338,155

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)	Three Months Ended			Six Months Ended
(dollars in thousands, except per share data)	Jun. 30, 2022	Mar. 31, 2022	Jun. 30, 2021	Jun. 30, 2022	Jun. 30, 2021

Interest and Dividend Income:
Loans, including fees	$9,483	$9,184	$8,814	$18,667	$18,768
Due from banks	208	73	52	281	95
Federal funds sold	6	1	-	7	-
Securities:
Taxable	1,123	989	791	2,112	1,561
Tax-exempt	251	209	191	460	372
Dividends and interest on all other securities	14	14	11	28	41
Total interest and dividend income	11,085	10,470	9,859	21,555	20,837

Interest Expense:
Checking and savings deposits	148	176	235	324	450
Time deposits	320	361	511	681	1,095
Federal funds purchased, securities sold under agreements to repurchase and other borrowings	1	1	7	2	30
Long term borrowings	295	295	-	590	-
Total interest expense	764	833	753	1,597	1,575
Net interest income	10,321	9,637	9,106	19,958	19,262
Provision for loan losses	570	101	-	671	150
Net interest income after provision for loan losses	9,751	9,536	9,106	19,287	19,112

Noninterest Income:
Fiduciary and asset management fees	1,061	1,072	1,051	2,133	2,078
Service charges on deposit accounts	761	722	657	1,483	1,306
Other service charges, commissions and fees	1,143	1,053	1,163	2,196	2,150
Bank-owned life insurance income	195	231	204	426	430
Mortgage banking income	113	220	381	333	1,569
Other operating income	227	217	82	444	139
Total noninterest income	3,500	3,515	3,538	7,015	7,672

Noninterest Expense:
Salaries and employee benefits	6,611	6,422	6,227	13,033	12,454
Occupancy and equipment	1,143	1,161	1,123	2,304	2,325
Data processing	1,151	1,090	1,197	2,241	2,240
Customer development	69	93	69	162	147
Professional services	638	630	620	1,268	1,165
Employee professional development	275	264	192	539	333
Other taxes	212	213	171	425	422
ATM and other losses	100	14	17	114	156
Other operating expenses	891	826	919	1,717	1,851
Total noninterest expense	11,090	10,713	10,535	21,803	21,093
Income before income taxes	2,161	2,338	2,109	4,499	5,691
Income tax expense	269	307	267	576	837
Net income	$1,892	$2,031	$1,842	$3,923	$4,854

Basic Earnings per Share:
Weighted average shares outstanding	5,086,957	5,186,354	5,237,479	5,136,380	5,231,026
Net income per share of common stock	$0.37	$0.39	$0.35	$0.76	$0.93

Diluted Earnings per Share:
Weighted average shares outstanding	5,087,038	5,186,431	5,237,479	5,136,459	5,231,026
Net income per share of common stock	$0.37	$0.39	$0.35	$0.76	$0.93

Cash Dividends Declared per Share:	$0.13	$0.13	$0.12	$0.26	$0.24

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income And Rates

	For the quarters ended June 30,
(unaudited)	2022			2021
(dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate**	Average Balance	Interest Income/ Expense	Yield/ Rate**
ASSETS
Loans*	$876,575	$9,495	4.34%	$831,563	$8,826	4.26%
Investment securities:
Taxable	196,880	1,123	2.29%	162,859	791	1.95%
Tax-exempt*	43,471	318	2.93%	32,822	242	2.96%
Total investment securities	240,351	1,441	2.40%	195,681	1,033	2.12%
Interest-bearing due from banks	111,091	208	0.75%	150,995	52	0.14%
Federal funds sold	3,923	6	0.61%	4	-	0.02%
Other investments	1,389	14	4.20%	1,033	11	4.19%
Total earning assets	1,233,329	$11,164	3.63%	1,179,276	$9,922	3.37%
Allowance for loan losses	(9,578)			(9,619)
Other non-earning assets	97,156			106,058
Total assets	$1,320,907			$1,275,715

LIABILITIES AND STOCKHOLDERS' EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$72,125	$3	0.01%	$70,532	$3	0.02%
Money market deposit accounts	393,014	135	0.14%	372,691	220	0.24%
Savings accounts	131,062	10	0.03%	113,963	12	0.04%
Time deposits	161,939	320	0.79%	183,936	511	1.11%
Total time and savings deposits	758,140	468	0.25%	741,122	746	0.40%
Federal funds purchased, repurchase agreements and other borrowings	3,926	1	0.07%	14,505	7	0.21%
Long term borrowings	29,453	295	3.96%	-	-	0.00%
Total interest-bearing liabilities	791,519	764	0.39%	755,627	753	0.40%
Demand deposits	417,400			394,337
Other liabilities	6,077			6,131
Stockholders' equity	105,911			119,620
Total liabilities and stockholders' equity	$1,320,907			$1,275,715
Net interest margin*		$10,400	3.38%		$9,169	3.12%

*Computed on a fully tax-equivalent basis (non-GAAP) using a 21% rate, adjusting interest income by $79 thousand and $63 thousand for June 30, 2022 and 2021, respectively.

**Annualized

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income And Rates

	For the six months ended June 30,
(unaudited)	2022			2021
(dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate**	Average Balance	Interest Income/ Expense	Yield/ Rate**
ASSETS
Loans*	$870,271	$18,690	4.33%	$833,446	$18,791	4.55%
Investment securities:
Taxable	199,396	2,112	2.14%	161,196	1,561	1.95%
Tax-exempt*	40,257	582	2.92%	31,268	471	3.04%
Total investment securities	239,653	2,694	2.27%	192,464	2,032	2.13%
Interest-bearing due from banks	124,272	281	0.46%	137,744	95	0.14%
Federal funds sold	4,181	7	0.33%	4	-	0.03%
Other investments	1,266	28	4.51%	1,176	41	6.96%
Total earning assets	1,239,643	$21,700	3.53%	1,164,834	$20,959	3.63%
Allowance for loan losses	(9,782)			(9,633)
Other nonearning assets	95,485			101,615
Total assets	$1,325,346			$1,256,816

LIABILITIES AND STOCKHOLDERS' EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$73,619	$5	0.01%	$69,153	$6	0.02%
Money market deposit accounts	391,201	299	0.15%	360,180	422	0.24%
Savings accounts	128,673	20	0.03%	111,128	22	0.04%
Time deposits	164,882	681	0.83%	187,597	1,095	1.18%
Total time and savings deposits	758,375	1,005	0.27%	728,058	1,545	0.43%
Federal funds purchased, repurchase agreements and other borrowings	4,256	2	0.08%	20,347	30	0.30%
Long term borrowings	29,436	590	4.04%	-	-	0.00%
Total interest-bearing liabilities	792,067	1,597	0.41%	748,405	1,575	0.42%
Demand deposits	415,749			381,278
Other liabilities	5,725			8,008
Stockholders' equity	111,805			119,125
Total liabilities and stockholders' equity	$1,325,346			$1,256,816
Net interest margin*		$20,103	3.27%		$19,384	3.36%

*Computed on a fully tax-equivalent basis (non-GAAP) using a 21% rate, adjusting interest income by $145 thousand and $122 thousand for June 30, 2022 and 2021, respectively.

**Annualized

Old Point Financial Corporation and Subsidiaries	As of or for the quarters ended,			Six Months Ended
Selected Ratios (unaudited)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
(dollars in thousands, except per share data)

Earnings per common share, diluted	$0.37	$0.39	$0.35	$0.76	$0.93
Return on average assets (ROA)	0.57%	0.62%	0.58%	0.60%	0.78%
Return on average equity (ROE)	7.17%	6.99%	6.18%	7.08%	8.22%
Net Interest Margin (FTE) (non-GAAP)	3.38%	3.16%	3.12%	3.27%	3.36%
Efficiency ratio	80.24%	81.46%	83.32%	80.83%	78.31%
Efficiency ratio (FTE) (non-GAAP)	79.79%	81.04%	82.91%	80.40%	77.96%
Book value per share	19.97	21.12	22.87
Tangible Book Value per share (non-GAAP)	19.60	20.75	22.50
Non-performing assets (NPAs) / total assets	0.35%	0.36%	0.19%
Annualized Net Charge Offs / average total loans	0.09%	0.21%	0.09%
Allowance for loan and lease losses / total loans	1.08%	1.11%	1.14%

Non-Performing Assets (NPAs)
Nonaccrual loans	$4,074	$4,187	$1,403
Loans > 90 days past due, but still accruing interest	565	624	993
Other real estate owned	-	-	-
Total non-performing assets	$4,639	$4,811	$2,396

Other Selected Numbers
Loans, net	$904,376	$845,714	$823,200
Deposits	1,172,994	1,178,889	1,134,017
Stockholders' equity	101,150	108,099	119,928
Total assets	1,314,884	1,325,385	1,274,811
Loans charged off during the quarter, net of recoveries	194	446	188
Quarterly average loans	876,575	863,897	831,563
Quarterly average assets	1,320,907	1,329,835	1,275,715
Quarterly average earning assets	1,233,329	1,246,028	1,179,276
Quarterly average deposits	1,175,540	1,172,694	1,135,459
Quarterly average equity	105,911	117,765	119,620

Old Point Financial Corporation and Subsidiaries
Reconciliation of Certain Non-GAAP Financial Measures (unaudited)
(dollars in thousands, except per share data)	Three Months Ended			Six Months Ended
	Jun. 30, 2022	Mar. 31, 2022	Jun. 30, 2021	Jun. 30, 2022	Jun. 30, 2021

Fully Taxable Equivalent Net Interest Income
Net interest income (GAAP)	$10,321	$9,637	$9,106	$19,958	$19,262
FTE adjustment	79	68	63	145	122
Net interest income (FTE) (non-GAAP)	$10,400	$9,705	$9,169	$20,103	$19,384
Noninterest income (GAAP)	3,500	3,515	3,538	7,015	7,672
Total revenue (FTE) (non-GAAP)	$13,900	$13,220	$12,707	$27,118	$27,056
Noninterest expense (GAAP)	11,090	10,713	10,535	21,803	21,093

Average earning assets	$1,233,329	$1,246,028	$1,179,276	$1,239,643	$1,164,834
Net interest margin	3.36%	3.14%	3.10%	3.25%	3.33%
Net interest margin (FTE) (non-GAAP)	3.38%	3.16%	3.12%	3.27%	3.36%

Efficiency ratio	80.24%	81.46%	83.32%	80.83%	78.31%
Efficiency ratio (FTE) (non-GAAP)	79.79%	81.04%	82.91%	80.40%	77.96%

Tangible Book Value Per Share
Total Stockholders Equity (GAAP)	$101,150	$108,099	$119,928
Less goodwill	1,650	1,650	1,650
Less core deposit intangible	253	264	297
Tangible Stockholders Equity (non-GAAP)	$99,247	$106,185	$117,981

Shares issued and outstanding	5,064,236	5,118,193	5,244,635

Book value per share	$19.97	$21.12	$22.87
Tangible book value per share (non-GAAP)	$19.60	$20.75	$22.50

	Jun. 30, 2022	Mar. 31, 2022	Jun. 30, 2021	Dec. 31, 2021
ALLL as a Percentage of Loans Held for Investment
Loans held for investment (net of deferred fees and costs) (GAAP)	$914,272	$855,234	$832,673	$843,526
Less PPP loans outstanding	3,301	7,509	60,306	19,008
Loans held for investment, (net of deferred fees and costs), excluding PPP (non-GAAP)	$910,971	$847,725	$772,367	$824,518

ALLL	$9,896	$9,520	$9,473	$9,865

ALLL as a Percentage of Loans Held for Investment	1.08%	1.11%	1.14%	1.17%
ALLL as a Percentage of Loans Held for Investment, net of PPP originations	1.09%	1.12%	1.23%	1.20%